                                                                    EXHIBIT 5.1


INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX A-3617 DPN20-6
CHICAGO, IL 60690

                                           Employer Identification Number:
Dated Nov 7 1990                                73-0776025
                                           File Folder Number:
NICHOLS-HOMESHIELD INC.                         360015577
C/O RICHARD P BOGATTO                      Person to Contact:
FULBRIGHT AND JAWORSKI                          WARREN BUSSE
1301 MCKINNEY SUITE 5100                   Contact Telephone Number:
HOUSTON, TX  77010-3095                         (312) 886-9580
                                           Plan Name:
                                            401K SAVINGS PLAN
                                           Plan Number: 006

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated October 25 1990. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

        This determination expresses an opinion on whether the amendments(s), in and of itself, affects the continued qualified status of the plan under Code section 401 and the exempt status of the related trust under section 501(a). It is not an opinion on the qualification of the plan as a whole and the exempt status of the related trust as a whole.

     This determination letter is applicable for the amendment(s) adopted on August 9 1990.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

NICHOLS-HOMESHIELD INC.


     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,


                                             /s/ R. S. WINTRODE, JR.
                                             R. S. Wintrode, Jr.
                                             District Director

Enclosures:
Publication 794
PWBA 515
Addendum

NICHOLS-HOMESHIELD INC.


This determination letter also applies to amendments adopted January 11, 1989, March 29, 1990 and August 22, 1990.